Exhibit 99.1

Voya Financial announces first-quarter 2022 results
NEW YORK, May 3, 2022 — Voya Financial, Inc. (NYSE: VOYA), announced today financial results for the first quarter of 2022:
•Net income available to common shareholders of $0.24 per diluted share, which includes certain investment losses.
•After-tax adjusted operating earnings1 of $1.47 per diluted share2.
•Results reflect organic growth across all businesses.
•Significant capital deployment in the first-quarter and the trailing twelve months ended March 31, 2022:
–Approximately $713 million in excess capital deployed in the first quarter, including $500 million in share repurchases, $192 million in debt redemption and $21 million in common stock dividends.
–Over the trailing twelve months ended March 31, 2022, approximately $2 billion in excess capital has been deployed to provide further shareholder value.
–Board of directors authorizes the repurchase of an additional $500 million of common stock.
–As of March 31, 2022, Voya had approximately $900 million of excess capital, including approximately $100 million generated in the first quarter.

"During the first quarter, we generated $1.47 per diluted share in after-tax adjusted operating earnings, which reflects solid alternative investment income as well as further client demand for our products and solutions," said Rodney O. Martin, Jr., chairman and CEO, Voya Financial, Inc. "For the trailing twelve months ended March 31, 2022, Wealth Solutions full service recurring deposits grew 11.2% compared with the prior-year period to $12.4 billion. In Health Solutions, annualized in-force premiums in the first quarter of 2022 increased 9.7% compared with the prior-year period. In addition, Investment Management generated $1.3 billion of net inflows in the first quarter of 2022 and achieved 4.5% organic growth for the trailing twelve months ended March 31, 2022. In short, we continue to see demand for the valuable health, wealth and investment solutions that meet the current and growing needs of our workplace and institutional clients.

"In addition to organic growth, we continue to benefit from our high free-cash-flow businesses. During the first quarter, we deployed more than $700 million in excess capital through a combination of share repurchases, debt redemption and common stock dividends. This now brings
1 This press release includes certain non-GAAP financial measures, including adjusted operating earnings. More information on non-GAAP measures and reconciliations to the most comparable U.S. GAAP measures can be found in the “Use of Non-GAAP Financial Measures” section of this release and in the company’s Quarterly Investor Supplement.
2 First-quarter 2022 results include the following notable items: $0.40 of investment income from alternative investments and prepayments above long-term expectations, net of variable and incentive compensation; $(0.24) of COVID-19 impacts; and $(0.11) of unfavorable deferred acquisition costs and value of business acquired (“DAC/VOBA”) and other intangibles unlocking. Please see the tables at the end of this press release for more details on notable items.

our total excess capital deployed for the trailing twelve months ended March 31, 2022 to approximately $2 billion. We also concluded the quarter with approximately $900 million of excess capital. With the additional $500 million share repurchase authorization we have received from the board, we will build upon our capital deployment track record and continue to be disciplined and balanced with our use of capital," added Martin.

HIGHLIGHTS
•Wealth Solutions full-service recurring deposits for the trailing twelve months (TTM) ended March 31, 2022 were $12.4 billion, up 11.2% compared with the prior-year period and within the company’s annual target of 10–12%. First-quarter 2022 full-service recurring deposits were $3.6 billion.
•Health Solutions annualized in-force premiums were $2.7 billion in the first quarter of 2022, up 9.7% compared with the prior-year period and at the high end of the company's 7–10% annual target. The increase in annualized in-force premiums reflects growth across all product lines, including a 22% increase in Voluntary.
•Investment Management net inflows (excluding sub-advisor replacements and divested businesses) were $9.5 billion for the TTM ended March 31, 2022, representing organic growth of 4.5% and above the company's annual target of 2–4%. First-quarter 2022 net inflows were $1.3 billion.
•Voya deployed approximately $700 million of excess capital during the first quarter and approximately $2 billion for the TTM ended March 31, 2022.
•The board of directors has authorized the repurchase of an additional $500 million of Voya common stock. In addition, on April 28, 2022, the board declared a second-quarter 2022 common stock dividend of $0.20 per share, maintaining Voya's dividend yield above 1%.
•In March 2022, Voya was — for the ninth consecutive year — recognized by Ethisphere as one of the 2022 World’s Most Ethical Companies. Voya is one of 136 companies to earn the honor for 2022 and one of only six companies recognized in the financial services category.
•In the first quarter, Voya continued to advance several initiatives to leverage technology to enable strong outcomes for its customers. In March, Voya announced the launch of myHealth&Wealth, a new integrated and holistic benefits selection experience that offers personalized digital guidance to help employees optimize their spending across health insurance benefits, emergency savings and saving for retirement. Voya also made several enhancements to its award-winning Voya Retire mobile app, which provides its retirement plan participants with mobile access to Voya’s full participant experience.

CONSOLIDATED RESULTS
First-quarter 2022 net income available to common shareholders was $27 million, or $0.24 per diluted share, compared with $1,086 million, or $8.29 per diluted share, in the first quarter of 2021. The decline was primarily due to first-quarter 2021 results benefiting from $725 million of income in businesses exited or to be exited through reinsurance or divestment, which was driven by investment gains related to the closing of Voya's sale of substantially all of its Individual Life and legacy annuities businesses. In addition, first-quarter 2022 results reflect $87 million of investment losses (compared with $38 million of investment gains in the prior-year period) as well as lower adjusted operating earnings.

First-quarter 2022 after-tax adjusted operating earnings were $172 million, or $1.47 per diluted share, compared with $223 million, or $1.70 per diluted share in the first quarter of 2021. The decline was primarily due to lower alternative investment income; lower investment capital revenues in Investment Management; an unfavorable change in DAC/VOBA and other intangibles unlocking and lower fee-based margin in Wealth Solutions (driven by the sale of the independent financial planning channel of Voya Financial Advisors (FPC) in the second quarter of 2021); and higher Group Life claims in Health Solutions, in each case compared with first-quarter 2021. On a per-share basis, first-quarter 2022 results reflect the benefit of share repurchases in 2021 and in the first quarter of 2022.

SEGMENT DISCUSSIONS
The following segment discussions compare the first quarter of 2022 with the first quarter of 2021, unless otherwise noted. All figures are presented before income taxes.

Wealth Solutions
Wealth Solutions adjusted operating earnings were $205 million, compared with $255 million. The change primarily reflects:
•$17 million of lower investment income, primarily due to lower alternative investment income;
•$13 million of lower fee-based margin as business growth and higher average equity market levels were more than offset by lower retail assets (driven by the second-quarter 2021 sale of the FPC);
•an $18 million unfavorable change in DAC/VOBA and other intangibles unlocking; and
•$4 million of higher administrative expenses, primarily due to growth and investments in the business, which was partially offset by lower expenses resulting from the second-quarter 2021 sale of the FPC.

	Trailing 12 months ended	Trailing 12 months ended
($ in millions)	3/31/2022	3/31/2021
Net revenue	$2,322	$1,886
Net revenue, excluding notables	1,934	1,735
Adjusted operating margin	45.7%	30.5%
Adjusted operating margin, excluding notables	35.5%	34.2%
Full Service recurring deposits	$12,438	$11,184
Full Service net flows	$155	$2,143

	Three months ended or as of	Three months ended or as of
($ in millions)	3/31/2022	3/31/2021
Total client assets	$514,972	$540,383

Full Service recurring deposits	$3,604	$3,222
Full Service net flows	$446	$868
Full Service client assets	$178,161	$171,179

Total client assets as of March 31, 2022 were $515 billion, down from March 31, 2021 as growth in the business, including positive net flows over the period, was more than offset by lower retail assets due to the second-quarter 2021 sale of the FPC.

Health Solutions
Health Solutions adjusted operating earnings were $22 million, compared with $37 million. The change primarily reflects:
•$9 million of higher underwriting results as business growth and a lower loss-ratio in Voluntary were offset by a higher loss ratio for Group Life (which includes approximately $35 million of COVID-19 impacts in the first quarter of 2022) and a higher loss ratio for Stop Loss;
•$3 million of higher investment income; and
•$16 million of higher administrative expenses, largely due to growth in the business, including the company's acquisition of Benefit Strategies in the third quarter of 2021; in addition, premium taxes and commissions were also higher due to growth in the business.

	Trailing 12 months ended	Trailing 12 months ended
($ in millions)	3/31/2022	3/31/2021
Net revenue	$732	$640
Net revenue, excluding notables	791	693
Adjusted operating margin	25.8%	28.0%
Adjusted operating margin, excluding notables	31.2%	33.5%
Total aggregate loss ratio	73.1%	71.8%

	Three months ended	Three months ended
($ in millions)	3/31/2022	3/31/2021
Group Life, Disability and Other	$807	$730
Stop Loss	1,220	1,182
Voluntary	678	554
Total annualized in-force premiums	$2,705	$2,466

Investment Management
Investment Management adjusted operating earnings were $39 million, compared with $52 million. The change primarily reflects:
•$17 million of lower investment capital revenues, including lower private equity results in the first quarter of 2022;
•$5 million of higher fee-based margin due to an increase in management fees from higher average assets under management (AUM) and positive net flows, including private equity; and
•$2 million of higher administrative expenses, primarily due to growth and investments in the business.

	Trailing 12 months ended	Trailing 12 months ended
($ in millions)	3/31/2022	3/31/2021
Net revenue	$771	$727
Net revenue, excluding notables	731	662
Adjusted operating margin	29.4%	28.7%
Adjusted operating margin, excluding notables	25.9%	24.3%

Institutional net flows	$11,424	$8,652
Retail net flows	(1,945)	(1,583)
Total net flows*	9,479	7,069

	Three months ended or as of	Three months ended or as of
($ in millions)	3/31/2022	3/31/2021
Institutional net flows	$2,221	$(128)
Retail net flows	(893)	(252)
Total net flows*	1,328	(380)

Fixed income - public and other	$114,695	$114,388
Privates and alternatives	79,340	74,824
Equity	59,174	59,337
Total AUM	$253,208	$248,550
* Excludes sub-advisor replacements and divested businesses.

Total AUM were $253 billion as of March 31, 2022, up 2% from March 31, 2021. The increase reflects strong positive Institutional net flows for the TTM ended March 31, 2022, including several new private credit mandates in the first quarter of 2022.

Corporate
Corporate adjusted operating losses were $58 million compared with adjusted operating losses of $71 million. The change reflects lower net stranded costs associated with the Individual Life transaction as well as lower interest expense due to the redemption of debt in 2021.

Share Repurchases
During the first quarter of 2022, Voya repurchased $500 million of its common stock. During the quarter, Voya entered into an accelerated share repurchase (ASR) agreement to repurchase $275 million of common stock — $220 million, or 3,305,786 shares, of which were delivered during the first quarter; the remaining $55 million will be delivered in the second quarter of 2022. In addition to the previously mentioned ASR, Voya repurchased an additional $225 million, or 3,295,800 shares, of its common stock during the first quarter of 2022.

Voya announced today that its board of directors has increased the amount of the company’s common stock authorized for repurchase under the company’s share repurchase program by an additional $500 million. Under its share repurchase program, the company may, from time to time, purchase shares of its common stock through various means, including open market transactions, repurchase programs pursuant to rule 10b5-1, privately negotiated transactions, forward, derivative, accelerated repurchase, automatic repurchase transactions, or tender offers. The additional $500 million share repurchase authorization expires on June 30, 2023 (unless extended), and does not obligate the company to purchase any shares. The authorization for the share repurchase program may be terminated, increased or decreased by the board of directors at any time.

Including the additional $500 million repurchase authorization and accounting for the previously mentioned $275 million ASR that Voya entered into in the first quarter, the company had approximately $521 million remaining under its share repurchase authorization.

Supplementary Financial Information
More detailed financial information can be found in the company’s Quarterly Investor Supplement, which is available on Voya’s investor relations website, investors.voya.com.

Earnings Call and Slide Presentation
Voya will host a conference call on Wednesday, May 4, 2022, at 10 a.m. ET, to discuss the company’s first-quarter 2022 results. The call and slide presentation can be accessed via the company’s investor relations website at investors.voya.com. A replay of the call will be available on the company’s investor relations website at investors.voya.com starting at 1 p.m. ET on May 4, 2022.

Media Contact:                    Investor Contact:
Christopher Breslin                    Michael Katz
212-309-8941                        212-309-8999
Christopher.Breslin@voya.com            IR@voya.com

About Voya Financial
Voya Financial, Inc. (NYSE: VOYA) is a leading health, wealth and investment company that provides products, solutions and technologies that help Americans become well planned, well invested and well protected. Serving the needs of 14.3 million individual, workplace and institutional clients, Voya is a Fortune 500 company that had $4.2 billion in revenue in 2021 and $707 billion in total assets under management and administration as of March 31, 2022. Certified as a “Great Place to Work” by the Great Place to Work® Institute, Voya is purpose-driven and is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible. Voya has earned recognition as: one of the World’s Most Ethical Companies® by the Ethisphere Institute; a member of the Bloomberg Gender-Equality Index; and a “Best Place to Work for Disability Inclusion” on the Disability Equality Index. For more information, visit voya.com. Follow Voya Financial on Facebook, LinkedIn and Twitter @Voya.

Use of Non-GAAP Financial Measures
We believe that Adjusted operating earnings before income taxes provides a meaningful measure of its business and segment performance and enhances the understanding of our financial results by focusing on the operating performance and trends of the underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions or other factors. We use the same accounting policies and procedures to measure segment Adjusted operating earnings before income taxes as we do for the directly comparable U.S. GAAP measure, which is Income (loss) from continuing operations before income taxes.

Adjusted operating earnings before income taxes does not replace Income (loss) from continuing operations before income taxes as a measure of our consolidated results of operations. Therefore, we believe that it is useful to evaluate both Income (loss) from continuing operations before income taxes and Adjusted operating earnings before income taxes when reviewing our financial and operating performance. Each segment’s Adjusted operating earnings before income taxes is calculated by adjusting Income (loss) from continuing operations before income taxes for the following items:
•Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue, which are significantly influenced by economic and market conditions, including interest rates and credit spreads, and are not indicative of normal operations. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the FVO unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding gains (losses) associated with swap settlements and accrued interest;
•Net guaranteed benefit gains (losses), which are significantly influenced by economic and market conditions and are not indicative of normal operations, include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. Other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in nonperformance spread;
•Income (loss) related to businesses exited or to be exited through reinsurance or divestment, which includes gains and (losses) associated with transactions to exit blocks of business within continuing operations (including net investment gains (losses) on securities sold and expenses directly related to these transactions) and residual run-off activity (including an insignificant number of Individual Life, and non-Wealth Solutions annuities policies that were not part of the divested businesses). Excluding this activity, which also includes amortization of intangible assets related to businesses exited or to be exited, better reveals trends in our core business and more closely aligns Adjusted operating earnings before income taxes with how we manage our segments;
•Income (loss) attributable to noncontrolling interest, which represents the interest of shareholders, other than those of Voya Financial, Inc., in the gains and (losses) of consolidated entities, or the attribution of results from consolidated VIEs or VOEs to which we are not economically entitled;
•Dividend payments made to preferred shareholders are included as reductions to reflect the Adjusted operating earnings that is available to common shareholders;
•Income (loss) related to early extinguishment of debt, which includes losses incurred as a result of transactions where we repurchase outstanding principal amounts of debt; these losses are excluded from Adjusted operating earnings before income taxes since the outcome of decisions to restructure debt are not indicative of normal operations;
•Impairment of goodwill, value of management contract rights and value of customer relationships acquired, which includes losses as a result of impairment analysis; these represent losses related to infrequent events and do not reflect normal, cash-settled expenses;
•Immediate recognition of net actuarial gains (losses) related to our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments, which includes actuarial gains and (losses) as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period. We immediately recognize actuarial gains and (losses) related to pension and other postretirement benefit obligations and gains (losses) from plan adjustments and curtailments. These amounts do not reflect normal, cash-settled expenses and are not indicative of current Operating expense fundamentals; and

•Other adjustments not indicative of normal operations or performance of our segments or may be related to events such as capital or organizational restructurings undertaken to achieve long-term economic benefits, including certain costs related to debt and equity offerings, acquisition / merger integration expenses, severance and other third-party expenses associated with such activities, and expenses attributable to vacant real estate. These items vary widely in timing, scope and frequency between periods as well as between companies to which we are compared. Accordingly, we adjust for these items as we believe that these items distort the ability to make a meaningful evaluation of the current and future performance of our segments.

The adjusted operating earnings, after tax, is adjusted for tax expense. The adjusted operating tax expense is based on the actual income tax expense for the current period related to Income (loss) from continuing operations, adjusted for estimated taxes on non-operating items and non-operating tax impacts, such as those related to restructuring, changes in a tax valuation allowance and changes to tax law. For non-operating items, we apply a 21% tax rate.

Income (loss) related to businesses exited or to be exited through reinsurance or divestment (including net investment gains (losses) on securities sold and expenses directly related to these transactions, and insignificant number of Individual Life, and non-Wealth Solutions annuities policies that were not part of the divested businesses) are excluded from Adjusted operating earnings before income taxes. When we present the adjustments to Income (loss) from continuing operations before income taxes on a consolidated basis, each adjustment excludes the relative portions attributable to businesses exited or to be exited through reinsurance or divestment.

The most directly comparable U.S. GAAP measure to Adjusted operating earnings before income taxes is Income (loss) from continuing operations before income taxes. For a reconciliation of Adjusted operating earnings before income taxes to Income (loss) from continuing operations before income taxes, see the tables that accompany this release, as well as our Quarterly Investor Supplement.

As a result of the Individual Life Transaction, the historical revenues and certain expenses of the divested businesses have been classified as discontinued operations. Historical revenues and certain expenses of the businesses that have been divested via reinsurance at closing of the Individual Life Transaction (including an insignificant amount of Individual Life and non-Wealth Solutions annuities that are not part of the transaction) are reported within continuing operations, but are excluded from adjusted operating earnings as businesses exited or to be exited through reinsurance or divestment. Expenses classified within discontinued operations and businesses exited or to be exited through reinsurance include only direct operating expenses incurred by these businesses and then only to the extent that the nature of such expenses was such that we ceased to incur such expenses upon the close of the Individual Life Transaction. Certain other direct costs of these businesses, including those which relate to activities for which we provide transitional services and for which we are reimbursed under transition services agreements (“TSAs”) are reported within continuing operations along with the associated revenues from the TSAs. Additionally, indirect costs, such as those related to corporate and shared service functions that were previously allocated to the businesses sold or divested via reinsurance, are reported within continuing operations. These costs ("Stranded Costs") and the associated revenues from the TSAs are reported within continuing operations in Corporate, since we do not believe they are representative of the future run-rate of revenues and expenses of the continuing operations of our business segments. We have implemented a cost reduction strategy to address Stranded Costs.

In addition to Net income (loss) per common share, we report Adjusted operating earnings per common share (diluted) because we believe that Adjusted operating earnings before income taxes provides a meaningful measure of its business and segment performances and enhances the understanding of our financial results by focusing on the operating performance and trends of the underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions and/or other factors.

Net Revenue and Adjusted Operating Margin
•Adjusted operating margin is defined as adjusted operating earnings before income taxes divided by net revenue.
•    Net revenue is the sum of investment spread and other investment income, fee based margin, and net underwriting gain (loss). Refer to our Quarterly Investor Supplement for a reconciliation of net revenue to adjusted operating revenue for each of our segments.

•    We report net revenue and adjusted operating margin for each of our segments, since they provide a meaningful measure for the two primary drivers for adjusted operating earnings – revenue growth and margin expansion.
•    We also report net revenue and adjusted operating margin excluding notable items, such as alternative investment income above or below our long-term expectations. Refer to our Quarterly Investor Supplement for a reconciliation of net revenue to net revenues excluding notable items and of adjusted operating earnings before income taxes to adjusted operating earnings excluding notable items.
•    We report net revenue and adjusted operating margin excluding notable items since it provides the main drivers for adjusted operating earnings excluding the effects of items that are not expected to recur at the same level.

Forward-Looking and Other Cautionary Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company does not assume any obligation to revise or update these statements to reflect new information, subsequent events or changes in strategy. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, (iii) the frequency and severity of insured loss events, (iv) the effects of natural or man-made disasters, including pandemic events and specifically the current COVID-19 pandemic event, (v) mortality and morbidity levels, (vi) persistency and lapse levels, (vii) interest rates, (viii) currency exchange rates, (ix) general competitive factors, (x) changes in laws and regulations, such as those relating to Federal taxation, state insurance regulations and NAIC regulations and guidelines, (xi) changes in the policies of governments and/or regulatory authorities, and (xii) our ability to successfully manage the separation of our individual life business on the expected timeline and economic terms. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition (“MD&A”) – Trends and Uncertainties” in our Annual Report on Form 10-K for the year ended Dec. 31, 2021, which the Company filed with the SEC on Feb. 22, 2022, and in our Quarterly Report on Form 10-Q for the three months ended March 31, 2022, which the Company expects to file with the SEC on or before May 10, 2022.

VOYA-IR VOYA-CF

Reconciliation of Net Income (Loss) to Adjusted Operating Earnings and Earnings Per Share (Diluted)
	Three Months Ended
($ in millions, except per share)	3/31/2022				3/31/2021
	Pre-tax	Tax Effect (1)	After-tax	Per share	Pre-tax	Tax Effect (1)	After-tax	Per share

Net Income (loss) available to Voya Financial, Inc.'s common shareholders			$27	$0.24			$1,086	$8.29
Less: Preferred stock dividends			(14)	(0.12)			(14)	(0.11)
Net Income (loss) available to Voya Financial, Inc.			$41	$0.36			$1,100	$8.40
Plus: Net income (loss) attributable to noncontrolling interest			43	0.36			—	—
Net Income (loss)			$84	$0.72			$1,100	$8.40
Less: Income (loss) from discontinued operations, net of tax			—	—			14	0.10
Income (loss) from continuing operations	$91	$7	$84	$0.72	$1,038	$(48)	$1,086	$8.30
Less:
Net Investment gains (losses) and related charges and adjustments	(87)	(18)	(69)	(0.59)	38	8	30	0.23
Net guaranteed benefit gains (losses) and related charges and adjustments	(22)	(5)	(17)	(0.15)	10	2	8	0.06
Income (loss) related to businesses exited or to be exited through reinsurance or divestment	(47)	(10)	(37)	(0.32)	725	(79)	804	6.14
Net income (loss) attributable to noncontrolling interest	43	—	43	0.36	—	—	—	—
Income (loss) on early extinguishment of debt	(5)	(1)	(4)	(0.03)	(10)	(2)	(8)	(0.06)
Immediate recognition of net actuarial gains (losses) related to pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments	4	1	3	0.03	—	—	—	—
Dividend payments made to preferred shareholders	14	—	14	0.12	14	—	14	0.11
Other adjustments (2)	(17)	3	(20)	(0.17)	(11)	(27)	15	0.12
Adjusted operating earnings	$209	$36	$172	$1.47	$273	$50	$223	$1.70
(1) The adjusted operating tax expense is based on the actual income tax expense for the current period related to Income (loss) from continuing operations, adjusted for estimated taxes on non-operating items and non-operating tax impacts, such as those related to restructuring, changes in a tax valuation allowance and changes to tax law. For non-operating items, we apply a 21% tax rate.
(2) “Other adjustments” primarily consists of restructuring expenses (severance, lease write-offs, etc.) and tax adjustments.

Reconciliation of Basic Weighted Average Shares to Adjusted Operating Diluted Weighted Average Shares
	Three Months Ended
(in millions)	3/31/2022	3/31/2021

Weighted-average common shares outstanding - Basic	106	123
Dilutive effect of warrants	8	5
Other dilutive effects (1)	3	3
Weighted-average common shares outstanding - Diluted	117	131
Dilutive effect of the exercise or issuance of stock based awards	—	—
Weighted average common shares outstanding - Adjusted Diluted (2)	117	131
(1) Includes stock-based compensation awards such as restricted stock units (RSU), performance stock units (PSU), or stock options.
(2) For periods in which there is Net loss from continuing operations available to common shareholders, adjusted operating earnings per common share (EPS) calculation includes additional dilutive shares, as the inclusion of these shares for stock compensation plans would not be anti-dilutive to the adjusted operating EPS calculation.

Adjusted Operating Earnings, Net Revenue, Adjusted Operating Margin, and Notable Items
Three Months Ended March 31, 2022
(in millions)	Amounts including Notable items	Investment Income Net of Variable and Incentive Compensation Above (Below) Expectations (1)	COVID-19 Impacts	Other (2)	Amounts excluding Notable items

Adjusted operating earnings
Wealth Solutions	$205	$52	$—	$(16)	$169
Investment Management	39	2	—	—	37
Health Solutions	22	5	(35)	—	52
Adjusted operating earnings, excluding Corporate	$266	$59	$(35)	$(16)	$258
Corporate	(58)	—	—	—	(58)
Adjusted operating earnings, pre-tax	$209	$59	$(35)	$(16)	$200

Net revenue
Wealth Solutions	$538	$52	$—	$—	$486
Investment Management	178	3	—	—	175
Health Solutions	171	5	(35)	—	201
Total Net revenue	$887	$60	$(35)	$—	$862

Adjusted operating margin
Wealth Solutions	38.1%				34.8%
Investment Management	21.9%				21.1%
Health Solutions	12.9%				25.9%
Adjusted operating margin, excluding Corporate & Notable items	30.0%				29.9%
Adjusted operating margin, including Corporate	23.6%				23.2%
(1) The amount by which Investment income from alternative investments and prepayments exceeds or is less than our long-term expectations, net of variable and incentive compensation.
(2) Includes DAC, VOBA, and other intangible unlocking.

Adjusted Operating Earnings, Net Revenue, Adjusted Operating Margin, and Notable Items
Three Months Ended March 31, 2021
(in millions)	Amounts including Notable items	Investment Income Net of Variable and Incentive Compensation Above (Below) Expectations (1)	COVID-19 Impacts	Other (2)	Amounts excluding Notable items

Adjusted operating earnings
Wealth Solutions	$255	$81	$—	$13	$161
Investment Management	52	18	—	—	34
Health Solutions	37	6	(35)	1	64
Adjusted operating earnings, excluding Corporate	$344	$105	$(35)	$14	$259
Corporate	(71)	(6)	—	—	(65)
Adjusted operating earnings, pre-tax	$273	$99	$(35)	$14	$194

Net revenue
Wealth Solutions	$563	$81	$—	$18	$464
Investment Management	190	22	—	—	168
Health Solutions	159	6	(35)	1	186
Total Net revenue	$912	$109	$(35)	$19	$818

Adjusted operating margin
Wealth Solutions	45.3%				34.7%
Investment Management	27.4%				20.2%
Health Solutions	23.3%				34.4%
Adjusted operating margin, excluding Corporate & Notable items	37.7%				31.7%
Adjusted operating margin, including Corporate	29.9%				23.7%
(1) The amount by which Investment income from alternative investments and prepayments exceeds or is less than our long-term expectations, net of variable and incentive compensation.
(2) Includes DAC, VOBA, and other intangible unlocking, revenue and expenses in Wealth Solutions related to the FPC prior to its divestment in June 2021, and changes in certain legal and other reserves not expected to recur at the same level.

Adjusted Operating Earnings, Net Revenue, Adjusted Operating Margin, and Notable Items
Twelve Months Ended March 31, 2022
(in millions)	Amounts including Notable items	Investment Income Net of Variable and Incentive Compensation Above (Below) Expectations (1)	COVID-19 Impacts	Other (2)	Amounts excluding Notable items

Adjusted operating earnings
Wealth Solutions	$1,060	$377	$—	$(3)	$686
Investment Management	227	52	—	(9)	189
Health Solutions	189	39	(112)	13	247
Adjusted operating earnings, excluding Corporate	$1,476	$468	$(112)	$1	$1,122
Corporate	(248)	(50)	—	—	(198)
Adjusted operating earnings, pre-tax	$1,229	$418	$(112)	$1	$924

Net revenue
Wealth Solutions	$2,322	$377	$—	$10	$1,934
Investment Management	771	56	—	(15)	731
Health Solutions	732	39	(112)	13	791
Total Net revenue	$3,825	$472	$(112)	$8	$3,456

Adjusted operating margin
Wealth Solutions	45.7%				35.5%
Investment Management	29.4%				25.9%
Health Solutions	25.8%				31.2%
Adjusted operating margin, excluding Corporate	38.6%				32.5%
Adjusted operating margin, including Corporate	32.1%				26.7%
(1) The amount by which Investment income from alternative investments and prepayments exceeds or is less than our long-term expectations, net of variable and incentive compensation.
(2) Includes DAC, VOBA, and other intangible unlocking, revenue and expenses in Wealth Solutions related to the FPC prior to its divestment in June 2021, performance fees above (below) expectations net of related variable compensation, and changes in certain legal and other reserves not expected to recur at the same level.

Adjusted Operating Earnings, Net Revenue, Adjusted Operating Margin, and Notable Items
Twelve Months Ended March 31, 2021
(in millions)	Amounts including Notable items	Investment Income Net of Variable and Incentive Compensation Above (Below) Expectations (1)	COVID-19 Impacts	Other (2)	Amounts excluding Notable items

Adjusted operating earnings
Wealth Solutions	$575	$98	$—	$(117)	$593
Investment Management	209	18	—	30	161
Health Solutions	179	9	(71)	8	232
Adjusted operating earnings, excluding Corporate	$963	$125	$(71)	$(79)	$986
Corporate	(328)	(3)	—	(101)	(224)
Adjusted operating earnings, pre-tax	$634	$122	$(71)	$(180)	$762

Net revenue
Wealth Solutions	$1,886	$98	$—	$54	$1,735
Investment Management	727	18	—	47	662
Health Solutions	640	9	(71)	8	693
Total Net revenue	$3,253	$125	$(71)	$109	$3,090

Adjusted operating margin
Wealth Solutions	30.5%				34.2%
Investment Management	28.7%				24.3%
Health Solutions	28.0%				33.5%
Adjusted operating margin, excluding Corporate	29.6%				32.0%
Adjusted operating margin, including Corporate	19.5%				24.7%
(1) The amount by which Investment income from alternative investments and prepayments exceeds or is less than our long-term expectations, net of variable and incentive compensation.
(2) Includes DAC, VOBA, and other intangible unlocking, revenue and expenses in Wealth Solutions related to the FPC prior to its divestment in June 2021 and in Investment Management related to the divestment of Individual Life, stranded costs in Corporate prior to the closing of the Individual Life Transaction, performance fees above (below) expectations net of related variable compensation, and changes in certain legal and other reserves not expected to recur at the same level.